 ________________________________________________________________________
                              Press Release
             For immediate release

 ________________________________________________________________________
 Invesco Ltd. Announces September 30, 2010
 Assets Under Management

Investor Relations Contact:  Jordan Krugman    404-439-4605
 Media Relations Contact:      Doug Kidd               404-479-2922

Atlanta, October 11, 2010 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $604.5 billion, an increase of 5.4% month over month.  The month over month increase in AUM was driven primarily by positive returns from global financial markets and strengthening foreign currencies against the USD. The benefit from stronger foreign currency against the USD resulted in an increase of $4.5 billion of AUM in the month.  Additionally, net long-term flows were positive during the month and driven by ETF, UIT and Passive assets. Average assets for Q3 2010 were $583.3 billion.

In September, the company completed the sale of Echo Point Investment Management to Old Mutual resulting in the disposition of $1.5 billion in equity AUM.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Sept. 30, 2010 (a)	$604.5	$294.4	$130.8	$41.3	$70.0	(b)	$68.0
August 31, 2010	$573.8	$268.8	$128.3	$39.3	$71.7		$65.7
July 31, 2010	$580.3	$279.2	$124.5	$40.2	$70.7		$65.7
June 30, 2010	$557.7	$263.2	$119.3	$38.2	$72.5		$64.5
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
Sept. 30, 2010 (a)	$514.6	$236.8	$113.7	$41.3	$70.0	(b)	$52.8
August 31, 2010	$494.5	$220.9	$111.6	$39.3	$71.7		$51.0
July 31, 2010	$497.9	$227.6	$108.7	$40.2	$70.7		$50.7
June 30, 2010	$478.5	$214.3	$104.0	$38.2	$72.5		$49.5

Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
Sept. 30, 2010 (a)	$89.9	$57.6	$17.1	$0.0	$0.0	$15.2
August 31, 2010	$79.3	$47.9	$16.7	$0.0	$0.0	$14.7
July 31, 2010	$82.4	$51.6	$15.8	$0.0	$0.0	$15.0
June 30, 2010	$79.2	$48.9	$15.3	$0.0	$0.0	$15.0

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $65.8 billion in institutional money market AUM and $4.2 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.